Exhibit 23.1
Consent of Independent Auditors
We consent to the incorporation by reference in the registration statement (No. 333-208233) on Form S-8 of CSRA Inc. of our report dated August 25, 2015, with respect to the consolidated balance sheets of SRA Companies, Inc. as of June 30, 2014 and 2015, and the related consolidated statements of operations, comprehensive income (loss), stockholders’ equity, and cash flows for each of the years in the three-year period ended June 30, 2015, which report appears in the Form 8‑K of CSRA, Inc. dated December 9, 2015.
(signed) KPMG LLP
McLean, VA
December 9, 2015